UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 25, 2012

W.W. Grainger, Inc.
(Exact name of Registrant as Specified in its Charter)

Illinois	1-5684	36-1150280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Grainger Parkway, Lake Forest, Illinois  60045
(Address of Principal Executive Offices and Zip Code)

(847) 535-1000
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

An annual meeting of shareholders of the Company was held on April 25, 2012.  At that meeting:

(a) Management's nominees were elected directors for the ensuing year.  Of the 63,734,273 shares present in person or represented by proxy at the meeting, the number of shares voted for, the number of shares as to which authority to vote in the election was withheld, and the number of broker non-votes were as follows with respect to each of the nominees:

Name	Shares Voted for Election	Shares as to Which Voting Authority Withheld	Broker Non-Votes
B. P. Anderson	59,226,603	693,178	3,814,492
W. H. Gantz	59,286,189	633,592	3,814,492
V. A. Hailey	59,710,619	209,162	3,814,492
W. K. Hall	59,697,135	222,646	3,814,492
S. L. Levenick	59,704,565	215,216	3,814,492
J. W. McCarter, Jr.	58,968,117	951,664	3,814,492
N. S. Novich	59,022,400	897,381	3,814,492
M. J. Roberts	59,435,334	484,447	3,814,492
G. L. Rogers	59,704,192	215,589	3,814,492
J. T. Ryan	58,569,349	1,350,432	3,814,492
E. S. Santi	59,714,141	205,640	3,814,492
J. D. Slavik	59,012,285	907,496	3,814,492
(b) A proposal to ratify the appointment of Ernst & Young LLP as independent auditor of Grainger for the year ending December 31, 2012, was approved.  Of the 63,734,273 shares present or represented by proxy at the meeting, 63,262,858 shares were voted for the proposal, 427,028 shares were voted against the proposal and 44,387 shares abstained from voting with respect to the proposal.
(c) A non-binding advisory proposal to approve the compensation of the Company's Named Executive Officers was approved.  Of the 63,734,273 shares present or represented by proxy at the meeting, 57,944,203 shares were voted for the proposal, 1,563,499 shares were voted against the proposal and 412,079 shares abstained from voting with respect to the proposal. There were 3,814,492 broker non‑votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 25, 2012

W.W. GRAINGER, INC.

By:	/s/ John L. Howard
John L. Howard Senior Vice President, General Counsel and Corporate Secretary